Exhibit 99.1

Gevo Reports Third Quarter 2016 Financial Results

Alaska Airlines Flies First Commercial Flight with Gevo’s Cellulosic Alcohol-to-Jet Fuel

- Gevo to Host Conference Call Today at 4:30 p.m. EST/2:30 MST -

•	Reports net loss per share of ($0.10) for the quarter
•	Reports non-GAAP adjusted net loss per share[1] of ($0.09) for the quarter
•	Ended the quarter with cash and cash equivalents of $31.1 million
•	Reports revenue of $6.9 million for the quarter
•	Loss from operations was $6.1 million for the quarter
•	Reports non-GAAP cash EBITDA loss[2] of $4.1 million for the quarter

ENGLEWOOD, Colo. – November 14, 2016 - Gevo, Inc. (NASDAQ: GEVO) today announced financial results for the three months ended September 30, 2016. Key highlights for the quarter included:

•	Gevo produced approximately 145,000 gallons of isobutanol during the quarter.
•

On November 14, Alaska Airline flew the first commercial flight with Gevo’s cellulosic Alcohol-to-Jet fuel (“ATJ”). Previously, on October 11, 2016, Gevo announced that it had completed production of the world’s first cellulosic renewable jet fuel that is specified for commercial flights.  Gevo successfully adapted its patented technologies to convert cellulosic sugars derived from wood waste into renewable isobutanol, which was then further converted into its ATJ. This ATJ meets the ASTM D7566 specification allowing it to be used for commercial flights. Gevo produced over 1,000 gallons of the cellulosic ATJ.

•

On November 10, Gevo announced that gasoline blended with its isobutanol and marketed for use in automobiles has begun to be sold in the Houston area.  This marks the first time that Gevo’s isobutanol has been specifically targeted towards on-road vehicles.  Musket Corporation is Gevo’s distribution partner serving the Houston market. Musket is blending up specially formulated gasoline containing Gevo’s isobutanol to distribute into the on-road automobile market.

•

On September 7, 2016, Gevo announced that it had entered into a heads of agreement with Deutsche Lufthansa AG (“Lufthansa”) to supply Gevo’s ATJ from its first commercial hydrocarbons facility, intended to be built in Luverne, MN.  The terms of the agreement contemplate Lufthansa purchasing up to 8 million gallons per year of ATJ or up to 40 million gallons over the 5-year life of the off-take agreement.  The heads of agreement establishes a selling price that is expected to allow for an appropriate level of return on the capital required to build-out Gevo’s first commercial scale hydrocarbons facility.  The heads of agreement is

[1]

Adjusted Net Loss Per Share is calculated by adding back non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of our financial instruments, such as warrants, convertible debt and embedded derivatives; a reconciliation of Adjusted Loss Per Share to Loss Per Share is provided in the financial statement tables following this release.

[2]

Cash EBITDA loss is calculated by adding back depreciation and non-cash stock compensation to GAAP Loss From Operations; a reconciliation of cash EBITDA loss to GAAP loss from operations is provided in the financial statement tables following this release.

non-binding and is subject to completion of a binding off-take agreement and other definitive documentation between Gevo and Lufthansa.
•

On September 30, 2016, Gevo voluntarily paid off, in full, all outstanding amounts owed under the Amended Agri-Energy Loan Agreement and all material commitments and obligations under the Loan and Security Agreement and associated documents were terminated. In connection with the repayment, TriplePoint Capital LLC terminated all of its security interests under the Loan and Security Agreement (including any mortgages and membership interest pledges). In addition, the guaranties by Gevo and Gevo Development, LLC of the obligations under the Loan and Security Agreement were also terminated.

•

On September 13, 2016, Gevo completed the sale of 24,800,000 Series E units consisting of one share of our common stock and a half of one Series I warrant to purchase one share of common stock and 3,700,000 Series F units consisting of a pre-funded Series J warrant and a half of one Series I warrant to purchase one share of common stock, pursuant to an underwritten public offering.  Gevo received gross proceeds of approximately $15.6 million, not including any future proceeds from the exercise of the warrants.

•

On September 7, 2016, Gevo entered into private exchange agreements with holders of its 7.5% convertible senior notes due in 2022 but with an embedded put right on July 1, 2017 (the “2022 Notes”), to exchange an aggregate of $11.4 million of principal amount of 2022 Notes for an aggregate of 13,999,354 shares of its common stock.  These exchanges reduced the outstanding principal amount of the 2022 Notes to $11.0 million.

Outlook for 2016

As previously disclosed, Gevo restarted production of isobutanol at its production facility in Luverne, MN, (the “Luverne Plant”) in March 2016.  All operations, including the distillation system, are now up and running.  During the third quarter, Gevo produced approximately 145,000 gallons of isobutanol.  During 2016, Gevo has produced a total of approximately 240,000 gallons of isobutanol.

In terms of its previously issued 2016 guidance, Gevo expects to:

•	Produce approximately 500,000 gallons of isobutanol at the Luverne Plant for the year ending December 31, 2016, near the low-end of the previously announced range of 500,000-650,000 gallons.
•

Decrease the variable cost of producing isobutanol at the Luverne Plant to a range of $3.00-$3.50/gallon (assumes corn price of $3.65 per bushel and nets the value of the isobutanol distiller's grains (the "iDGs™"), enabling isobutanol to be produced at a positive contribution margin, based on an expected average selling price for isobutanol of between $3.50-$4.50/gallon.

•	Increase sales of isobutanol into core markets such as the renewable ATJ fuel, marina, off-road, isooctane and solvents markets.
•

Achieve an average quarterly corporate-wide EBITDA burn rate (excluding stock-based compensation) of $3.5-$4.5 million.  Corporate-wide EBITDA burn rate is calculated by adding back depreciation and non-cash stock compensation to GAAP Loss From Operations.

Through the balance of 2016 and into 2017, we will continue to be focused on optimization work to improve the Luverne Plant at its current scale, but more importantly with a view towards significantly expanding the Luverne Plant.  We plan to optimize the overall production processes with the intent of improving robustness and consistency of production, increasing production volumes, and potentially producing specific grades of isobutanol tailored for specific applications.  This optimization work could result in us needing to add more equipment (tanks, controls, pumps, distillation columns, etc.), systems or processes in the future at the Luverne Plant.

Despite the production ramp-up delays described above, we expect that by the end of 2016 to have the capability to be at a production run rate equivalent to 1.5 million gallons per year at the Luverne Plant.  Although we expect to have this production capability, we currently expect to run at a rate less than 1.5 million gallons per year as we scale up and test new process improvements to further reduce costs and optimize production in general at the Luverne Plant with a view towards significantly expanding production capacity in the future.

“We continue to make solid progress with our production at Luverne and with our efforts to develop markets for our products.  I am especially pleased that our isobutanol is now being blended with gasoline and sold for use in automobiles in the Houston area.  This marks the first time that our isobutanol has been specifically targeted towards on-road vehicles,” said Dr. Patrick Gruber, Gevo’s Chief Executive Officer.

“In the near term, we will continue our efforts to increase isobutanol production and optimize operations at the current Luverne facility with a view towards significantly expanding isobutanol production capacity at Luverne and building our first commercial hydrocarbon facility to process our renewable isobutanol into renewable alcohol to jet fuel and isooctane,” added Dr. Gruber.

Financial Highlights

Revenues for the third quarter of 2016 were $6.9 million compared with $8.0 million in the same period in 2015. During the third quarter of 2016, revenues derived at the Luverne plant were $6.4 million, a decrease of approximately $1.2 million from the same period in 2015. This was primarily a result of lower ethanol production, ethanol prices and distiller grain prices in the 3rd quarter of 2016 versus the same period in 2015.

During the third quarter of 2016, hydrocarbon revenues were $0.5 million, $0.3 million higher than the same period in 2015. Gevo’s hydrocarbon revenues are comprised of sales of jet fuel, isooctane and isooctene.

Gevo generated grant and other revenue of $0.1 million during the third quarter of 2016, down $0.1 million as compared to the same period in 2015.

Cost of goods sold was $9.7 million for the three months ended September 30, 2016, compared with $10.6 million in the same quarter in 2015. Cost of goods sold included approximately $8.1 million associated with the production of ethanol, isobutanol and related products and approximately $1.5 million in depreciation expense.

Gross loss was $2.7 million for the three months ended September 30, 2016.

Research and development expense decreased by approximately $0.4 million during the three months ended September 30, 2016, compared with the same quarter in 2015, due primarily to a reduction in employee related expenses.

Selling, general and administrative expense decreased by $2.9 million during the three months ended September 30, 2016, compared with the same quarter in 2015, due primarily to a decrease of $2.5 million in general legal expenses, including litigation related expenses.

Loss from operations in the third quarter of 2016 was $6.1 million, compared with $9.3 million in the same quarter in 2015.

Non-GAAP cash EBITDA loss in the third quarter of 2016 was $4.1 million, compared with $6.4 million in the same quarter in 2015.

Interest expense in the third quarter of 2016 was $2.1 million, which was flat as compared to the same quarter last year.

During the three months ended September 30, 2016, there was no change in the value of the embedded derivatives in the 2022 Notes, as the derivatives have had no meaningful value since the third quarter of 2014.  However, Gevo did incur a non-cash loss of $0.9 million in the quarter as a result of exchanging an aggregate of $11.4 million principal amount of the 2022 Notes for shares of Gevo’s common stock in September.

During the three months ended September 30, 2016, Gevo also incurred a non-cash loss of $1.9 million during the quarter due to the quarterly mark-to-market valuation of the 2017 Notes.

During the three months ended September 30, 2016, the estimated fair value of the derivative warrant liability decreased by $1.2 million, resulting in a non-cash gain from change in fair value of derivative warrant liability.

The net loss for the third quarter of 2016 was $9.8 million, compared with $6.5 million during the same period in 2015.

The non-GAAP adjusted net loss for the third quarter of 2016 was $8.2 million, compared with $11.4 million during the same period in 2015.

The cash position at September 30, 2016 was $31.1 million.

Webcast and Conference Call Information

Hosting today’s conference call at 4:30 p.m. EST (2:30 p.m. MST) will be Dr. Patrick Gruber, Chief Executive Officer, Mike Willis, Chief Financial Officer, and Geoff Williams, General Counsel. They will review Gevo’s financial results and provide an update on recent corporate highlights.

To participate in the conference call, please dial 1(888) 771-4371 (inside the U.S.) or 1 (847) 585-4405 (outside the U.S.) and reference the access code 43605382. A replay of the call and webcast will be available two hours after the conference call ends on November 14, 2016. To access the replay, please dial 1(630) 652-3042 (inside the US) or 1(888) 843-7419 (outside the US) and reference the access code 43605382. The archived webcast will be available in the Investor Relations section of Gevo's website at www.gevo.com.

About Gevo

Gevo is a leading renewable technology, chemical products, and next generation biofuels company. Gevo has developed proprietary technology that uses a combination of synthetic biology, metabolic engineering, chemistry and chemical engineering to focus primarily on the production of isobutanol, as well as related products from renewable feedstocks. Gevo’s strategy is to commercialize biobased alternatives to petroleum-based products to allow for the optimization of fermentation facilities’ assets, with the ultimate goal of maximizing cash flows from the operation of those assets. Gevo produces isobutanol, ethanol and high-value animal feed at its fermentation plant in Luverne, Minnesota. Gevo has also developed technology to produce hydrocarbon products from renewable alcohols. Gevo currently operates a biorefinery in Silsbee, Texas, in collaboration with South Hampton Resources Inc., to produce renewable jet fuel, octane, and ingredients for plastics like polyester. Gevo has a marquee list of partners including The Coca-Cola Company, Toray Industries Inc. and Total SA, among others. Gevo is committed to a sustainable bio-based economy that meets society’s needs for plentiful food and clean air and water.

Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, statements related to the ability of Gevo to produce isobutanol at Gevo’s Luverne, Minnesota production facility, Gevo’s ability to achieve its production and cost guidance, Gevo’s ability to secure new customer relationships across core markets, and other statements that are not purely statements of historical fact.  These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2015, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the U.S. Securities and Exchange Commission by Gevo.

Non-GAAP Financial Information

This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP), non-GAAP cash EBITDA and adjusted loss per share. On a non-GAAP basis, non-GAAP cash EBITDA excludes non-cash items such as depreciation and stock-based compensation. On a non-GAAP basis, non-GAAP adjusted loss per share excludes non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of our financial instruments, such as warrants, convertible debt and embedded derivatives. Management believes these measures are useful to supplements to its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management's internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

Reverse Stock Split

On April 15, 2015, our Board of Directors approved a reverse split of our common stock, par value $0.01, at a ratio of one-for-fifteen.  This reverse stock split became effective on April 20, 2015 and, unless otherwise indicated, all share amounts, per share data, share prices, exercise prices and conversion rates set forth in this press release and the accompanying consolidated financial statements have, where applicable, been adjusted to reflect this reverse stock split.

Gevo, Inc.

Condensed Consolidated Statements of Operations Information

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue and cost of goods sold
Ethanol sales and related products, net	$6,363	$7,551	$19,288	$20,604
Hydrocarbon revenue	451	192	1,462	1,449
Grant and other revenue	130	274	627	787
Total revenues	6,944	8,017	21,377	22,840

Cost of goods sold	9,650	10,629	28,862	29,761

Gross loss	(2,706)	(2,612)	(7,485)	(6,921)

Operating expenses
Research and development expense	1,156	1,527	3,670	5,014
Selling, general and administrative expense	2,273	5,135	6,337	13,406
Total operating expenses	3,429	6,662	10,007	18,420

Loss from operations	(6,135)	(9,274)	(17,492)	(25,341)

Other (expense) income
Interest expense	(2,100)	(2,121)	(6,497)	(6,186)
(Loss)/Gain on exchange or conversion of debt	(920)	-	(920)	285
(Loss)/Gain on extinguishment of warrant liability	5	-	(918)	1,775
(Loss)/Gain from change in fair value of the 2017 Notes	(1,854)	157	(3,629)	3,582
(Loss)/Gain from change in fair value of derivative warrant liability	1,154	4,719	(4,171)	(2,361)
Loss on issuance of equity	-	-	(1,519)	-
Other income	1	-	207	14
Total other expense, net	(3,714)	2,755	(17,447)	(2,891)

Net loss	$(9,849)	$(6,519)	$(34,939)	$(28,232)

Net loss per share - basic and diluted	$(0.10)	$(0.39)	$(0.62)	$(2.22)
Net loss per share - basic and diluted	96,753,965	16,688,632	56,285,311	12,700,844

Gevo, Inc.

Condensed Consolidated Balance Sheet Information

(Unaudited, in thousands)

	September 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$31,063	$17,031
Accounts receivable	1,079	1,391
Inventories	3,203	3,487
Prepaid expenses and other current assets	844	731
Total current assets	36,189	22,640

Property, plant and equipment, net	76,507	76,777
Deposits and other assets	3,414	3,414
Total assets	$116,110	$102,831

Liabilities
Current liabilities:
Accounts payable, accrued liabilities and other current liabilities	$4,404	$7,476
Derivative warrant liability	10,723	10,493
Current portion of secured debt, net	-	330
Current portion 2017 Notes recorded at fair value	25,194	-
Total current liabilities	40,321	18,299
Long-term portion of secured debt, net	-	153
Long term portion 2017 Notes recorded at fair value	-	21,565
2022 Notes, net	8,779	14,341
Other long-term liabilities	18	147
Total liabilities	49,118	54,505

Total stockholders’ equity	66,992	48,326
Total liabilities and stockholders' equity	$116,110	$102,831

Gevo, Inc.

Condensed Consolidated Cash Flow Information

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2016	2015
Operating Activities
Net loss	$(34,939)	$(28,232)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss/(Gain) from change in fair value of derivative warrant liability	4,171	2,361
Loss/(Gain) from change in fair value of the 2017 Notes	3,629	(3,582)
Loss/(Gain) on exchange or conversion of debt	920	(285)
Gain on extinguishment of warrant liability	918	(1,775)
Loss on equity issuance	1,519	-
Stock-based compensation	812	1,953
Depreciation and amortization	5,038	4,897
Non-cash interest expense	3,339	2,740
Changes in operating assets and liabilities:
Accounts receivable	312	1,227
Inventories	284	1,589
Prepaid expenses and other current assets	(113)	114
Accounts payable, accrued expenses, and long-term liabilities	(2,095)	(2,019)
Net cash used in operating activities	(16,205)	(21,012)

Investing Activities
Acquisitions of property, plant and equipment	(5,520)	(271)
Proceeds from sales tax refund for property, plant and equipment	-	144
Net cash used in investing activities	(5,520)	(127)

Financing Activities
Payments on secured debt	(504)	(236)
Debt and equity offering costs	(3,295)	(2,785)
Proceeds from issuance of common stock upon exercise of stock options and employee stock purchase plan	-	3
Proceeds from issuance of common stock and common stock units	28,661	23,850
Proceeds from the exercise of warrants	10,895	10,151
Net cash provided by financing activities	35,757	30,983

Net increase in cash and cash equivalents	14,032	9,844

Cash and cash equivalents
Beginning of period	17,031	6,359
End of period	$31,063	$16,203

Gevo, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
Non-GAAP Cash EBITDA:	2016	2015	2016	2015
Gevo Development, LLC / Agri-Energy, LLC
Loss from operations	$(3,403)	$(3,165)	$(9,896)	$(9,568)
Depreciation and amortization	1,503	1,420	4,450	4,288
Non-cash stock-based compensation	5	31	10	29
Non-GAAP cash EBITDA	$(1,895)	$(1,714)	$(5,436)	$(5,251)

Gevo, Inc.
Loss from operations	$(2,732)	$(6,109)	$(7,596)	$(15,773)
Depreciation and amortization	255	196	588	609
Non-cash stock-based compensation	265	1,229	802	1,924
Non-GAAP cash EBITDA	$(2,212)	$(4,684)	$(6,206)	$(13,240)

Gevo Consolidated
Loss from operations	$(6,135)	$(9,274)	$(17,492)	$(25,341)
Depreciation and amortization	1,758	1,616	5,038	4,897
Non-cash stock-based compensation	270	1,260	812	1,953
Non-GAAP cash EBITDA	$(4,107)	$(6,398)	$(11,642)	$(18,491)

Non-GAAP Adjusted Net Loss:
Gevo Consolidated
Net Loss	(9,849)	(6,519)	(34,939)	(28,232)
(Loss)/Gain on exchange or conversion of debt	(920)	-	(920)	285
(Loss)/Gain on extinguishment of warrant liability	5	-	(918)	1,775
(Loss)/Gain from change in fair value of the 2017 Notes	(1,854)	157	(3,629)	3,582
(Loss)/Gain from change in fair value of derivative warrant liability	1,154	4,719	(4,171)	(2,361)
Loss on issuance of equity	-	-	(1,519)	-
Non-GAAP Net Loss	$(8,234)	$(11,395)	$(23,782)	$(31,513)
Weighted-average number of common shares outstanding - basic and diluted	96,753,965	16,688,632	56,285,311	12,700,844
Non-GAAP Adjusted Net loss per share - basic and diluted	$(0.09)	$(0.68)	$(0.42)	$(2.48)

###

Media Contact

David Rodewald

The David James Agency, LLC

+1 805-494-9508

gevo@davidjamesagency.com

Investor Contact

Shawn M. Severson

EnergyTech Investor, LLC

+1 415-233-7094

shawn@energytechinvestor.com

@ShawnEnergyTech

www.energytechinvestor.com